As filed with the Securities and Exchange Commission on June 25 , 2012

Registration No. 333-181198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

PRE-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

SOUTHERN FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina (State or jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	58-2459561 (I.R.S. Employer Identification No.)

100 Verdae Blvd.

Greenville, South Carolina 29607

(864) 679-9000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

____________________________

R. Arthur Seaver, Jr.

Chief Executive Officer

100 Verdae Blvd., Suite 100

Greenville, SC 29607

(864) 679-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

John M. Jennings, Esq.
Benjamin Barnhill, Esq.
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Telephone: (864) 250-2207
Facsimile: (864) 250-2389

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐

Accelerated filer                 ☐

Non-accelerated filer    ☐   (Do not check if a smaller reporting company)

Smaller reporting company  ☑

________________________________

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Fixed Rate Cumulative Perpetual Preferred Stock, Series T	17,299	$1,000(1)	$17,299,000	$1,983.00
Total			$17,299,000	$1,983.00

(1)   Represents the liquidation preference amount per share of the preferred stock being registered for resale, which we sold to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program.

(2)  Estimated in accordance with Rule 457(a).

(3)  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 25 , 2012

PROSPECTUS

SOUTHERN FIRST BANCSHARES, INC.

17,299 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T

Liquidation Preference Amount $1,000 Per Share

This prospectus relates to the offer and sale of 17,299 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series T, par value $0.01 per share (the “Preferred Shares”), liquidation preference amount $1,000 per share, by the United States Department of the Treasury (“Treasury”). We issued the Preferred Shares to Treasury on February 27, 2009 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15.  The initial dividend rate is 5% per annum through May 14, 2014, and will increase to 9% per annum on and after May 15, 2014 if not otherwise redeemed earlier for cash by us.  We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process.  During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price at or above the minimum bid price of $751.75 per share (such bid price to be in increments of $0.01).  The minimum size for any bid will be one Preferred Share. We have received regulatory approval and intend to participate in the auction process by submitting one or more bids to purchase Preferred Shares in the auction.  Our bids may be for a portion of the Preferred Shares which bids will not total more than $1,000,000 and may be at a price or prices per share less than the liquidation preference per share. After the auction closes, if Treasury decides to sell any of the offered Preferred Shares, then the underwriters will agree to purchase such Preferred Shares in a firm commitment underwriting and the public offering price of such Preferred Shares will equal the clearing price plus accrued dividends thereon.  If bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction.  If bids are received for 100% or more of the offered Preferred Shares, and Treasury elects to sell any Preferred Shares in the auction, Treasury must sell all of the offered Preferred Shares at the clearing price.  If bids are received for at least half, but less than all, of the offered Preferred Shares, then the clearing price will be equal to the minimum bid price of $751.75 per share, and Treasury may (but is not required to) sell, at the public offering price, the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered

Preferred Shares are sold.  In certain cases, the bids of bidders may be pro-rated.  If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering.  Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” beginning on page 32 of this prospectus.

Investing in the Preferred Shares involves risks.  You should read the “Risk Factors” section beginning on page 9 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)	$	$
Proceeds to Treasury(1)	$	$

___________________

(1)

Plus accrued dividends from and including May 15, 2012.

(2)  Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes.  We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about                          , 2012.

Joint Book-Running Managers

BofA Merrill Lynch

Sandler O’Neill + Partners, L.P.

Co-Managers

Great Pacific Securities

Loop Capital Markets

Ramirez & Co., Inc.

The date of this prospectus is                           , 2012.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS	i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	i
WHERE YOU CAN FIND MORE INFORMATION	iii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	iii
SUMMARY	1
RISK FACTORS	9
USE OF PROCEEDS	25
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	25
DESCRIPTION OF PREFERRED SHARES	26
AUCTION PROCESS	32
SELLING SHAREHOLDER	39
U.S. FEDERAL INCOME TAX CONSEQUENCES	41
UNDERWRITING	46
LEGAL MATTERS	49
EXPERTS	49

ABOUT THIS PROSPECTUS

You should read this prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Preferred Shares.  In particular, you should review the information under the heading “Risk Factors” set forth on page 9 of this prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.  You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus required to be filed with the SEC.  Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted.  We have not authorized any person to provide you with different or additional information.  If any person provides you with different or additional information, you should not rely on it.  You should assume that the information in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents.  Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to Southern First Bancshares, Inc. (“Southern First” or the “Company”) and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements made or incorporated by reference herein constitute “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided by the same. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Southern First to be materially different from those set forth in the forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•

reduced earnings due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

•

reduced earnings due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•

the amount of our loan portfolio collateralized by real estate and weaknesses in the real estate market;

•

our ability to comply with our formal agreement with the Office of the Comptroller of the Currency (“OCC”) and potential regulatory actions if we fail to comply;

•

restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

i

•

significant increases in competitive pressure in the banking and financial services industries;

•

changes in the interest rate environment which could reduce anticipated or actual margins;

•

changes in political conditions or the legislative or regulatory environment, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and regulations adopted thereunder, changes in federal and/or state tax laws or interpretations thereof by taxing authorities, changes in laws, rules or regulations applicable to companies that have participated in the Treasury’s CPP and other governmental initiatives affecting the financial services industry;

•

general economic conditions, either nationally or regionally and especially in our primary service area, being less favorable than expected resulting in, among other things, a deterioration in credit quality;

•

changes occurring in business conditions and inflation;

•

increased funding costs due to market illiquidity, increased competition for funding, and/or increased regulatory requirements with regard to funding;

•

changes in deposit flows;

•

changes in technology;

•

the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•

results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write-down assets;

•

changes in monetary and tax policies, including confirmation of the income tax refund claims received by the Internal Revenue Service (“IRS”);

•

changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;

•

the rate of delinquencies and amounts of loans charged-off;

•

the rate of loan growth in recent years and the lack of seasoning of a portion of our loan portfolio;

•

our ability to maintain appropriate levels of capital and to comply with our higher individual minimum capital ratios;

•

our ability to attract and retain key personnel;

•

our ability to retain our existing clients, including our deposit relationships;

•

adverse changes in asset quality and resulting credit risk-related losses and expenses;

•

loss of consumer confidence and economic disruptions resulting from terrorist activities; and

•

other risks and uncertainties detailed in Part I, Item 1A of our Annual Report on Form 10-K and from time to time in our filings with the SEC.

All written or oral forward-looking statements that are made by us or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.southernfirst.com under the “About Us”, then “Investor Relations” tabs. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.  Written requests for copies of the documents we file with the SEC should be directed to our Corporate Secretary at the following address: Southern First Bancshares, Inc., 100 Verdae Blvd., Suite 100, Greenville, South Carolina 29607.

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-1 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information “furnished” rather than “filed” in accordance with SEC rules):

•

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•

the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•

the Company’s Current Reports on Form 8-K filed on January 24, 2012 (excluding information furnished under Item 2.02) and May 16, 2012 (excluding information furnished under Item 7.01); and

•

the Company’s Definitive Proxy Statement related to its 2012 annual meeting of shareholders, as filed with the SEC on April 9, 2012.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to the Corporate Secretary at the following address or telephone number: Southern First Bancshares, Inc., 100 Verdae Blvd., Suite 100, Greenville, South Carolina 29607, Telephone: (864) 679-9000.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares.  You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the Preferred Shares.  You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

Southern First Bancshares, Inc. is a bank holding company incorporated under the laws of South Carolina to serve as the holding company for Southern First Bank, N.A., a national banking association.

The bank is a national bank organized under the laws of the United States with offices located in Greenville and Richland Counties, South Carolina.  The bank is primarily engaged in the business of accepting demand deposits and savings deposits insured by the FDIC, and providing commercial, consumer and mortgage loans to the general public.  The Company commenced operations in January 2000 and at that time were the first community bank organized in the city of Greenville, South Carolina in over 10 years.  We formed the bank to take advantage of market opportunities resulting from this continued consolidation of the financial services industry.

We offer a wide range of traditional banking products and services for small-to medium-sized businesses, professionals and other individuals in our markets, including commercial and consumer loan and deposit services, as well as mortgage services.  We believe that we operate in attractive banking markets with long-term growth potential. We serve this market with a client-focused structure called relationship teams, which provides each client with a specific banker contact and support team responsible for all of the client’s banking needs.  The purpose of this structure is to provide a consistent and superior level of professional service, and we believe it provides us with a distinct competitive advantage.  During 2007, we opened an office in Columbia, South Carolina, broadening our market to include Richland and Lexington Counties and utilizing the same client-focused structure, culture, and marketing plan.  In conjunction with our entrance into this new market, we changed the name of our bank to Southern First Bank; however, we continue to operate as Greenville First Bank in Greenville County.

Our principal executive offices are located at 100 Verdae Blvd., Greenville, South Carolina 29607, and the telephone number is (864) 679-9000. Our website is www.southernfirst.com. The information on our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

The Offering

The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you.  For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus entitled “Description of Preferred Shares” and “Auction Process.”

Issuer	Southern First Bancshares, Inc.

Preferred Shares Offered by Treasury
17,299 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series T, $0.01 par value per share. The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled “Auction Process” in this prospectus.

Liquidation Preference
If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Dividends
Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through May 14, 2014, and will increase to 9% per annum on and after May 15, 2014 if not otherwise redeemed earlier for cash by us. Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Maturity	The Preferred Shares have no maturity date.

Rank
The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends
So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption
We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. We intend to submit one or more bids for a portion of the Preferred Shares in the auction, provided that our aggregate purchase price would not exceed $1,000,000.

Voting Rights
Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares for all past dividend periods are paid in full. There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors.

In addition, the affirmative vote of the holders of at least 66-2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our Articles of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Auction Process
The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified “Dutch auction” mechanic in which bids may be submitted through the auction agents or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus as the “network brokers,” established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker.

We intend to submit one or more bids for a portion of the Preferred Shares in the auction, provided that our aggregate purchase price would not exceed $1,000,000. Assuming we successfully bid for the maximum number of Preferred Shares for which we have received regulatory approval to bid, our pro forma capital ratios, as well as those of the bank (in each case, based on financial information and the method of calculation at and for the three months ended March 31, 2012), would be as follows:

Assuming a clearing price equal to the minimum bid price:

Ratio	Company	Southern First Bank, N.A.
Tier 1 risk-based capital ratio:	12.00%	11.78%
Total risk-based capital ratio:	13.26%	13.03%
Leverage ratio:	9.68%	9.52%

If the clearing price exceeds the minimum bid price, our pro forma capital ratios and those of the bank will be lower than those reflected in the preceding paragraph. For instance, assuming a clearing price equal to the liquidation preference amount of $1,000 per share:

Ratio	Company	Southern First Bank, N.A.
Tier 1 risk-based capital ratio:	11.96%	11.74%
Total risk-based capital ratio:	13.22%	12.99%
Leverage ratio:	9.65%	9.49%

The assumed clearing prices set forth above are used solely for illustrative purposes; the actual clearing price for the Preferred Shares sold in the auction and the number of Preferred Shares purchased by the Company may differ. We have not made a final decision about the number of Preferred Shares we will bid on or the bid prices(s).

As of March 31, 2012, and without giving effect to any purchase by us of the Preferred Shares, our capital ratios were:

Ratio	Company	Southern First Bank, N.A.
Tier 1 risk-based capital ratio:	12.13%	11.90%
Total risk-based capital ratio:	13.38%	13.15%
Leverage ratio:	9.78%	9.62%

For more information about the auction process, see “Auction Process” in this prospectus.

Minimum Bid Size and Price Increments
This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price at or above the minimum bid price of $751.75 per share (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share. See “Auction Process” in this prospectus.

Bid Submission Deadline
The auction will commence at 10:00 a.m., New York City time, on the date specified by the auction agents in a press release issued on such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter, which is referred to as the “submission deadline.”

Irrevocability of Bids
Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See “Auction Process” in this prospectus.

Clearing Price
The price at which the Preferred Shares will be sold to the public will be the clearing price plus accrued dividends thereon. The clearing price will be determined as follows:

•  If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction;

•  If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the time of the submission deadline, the clearing price will be equal to the minimum bid price of $751.75 per share.

Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process or, in the case where bids are received for at least half, but less than all, of the Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See “Auction Process” in this prospectus.

Number of Preferred Shares to be Sold
If bids are received for 100% or more of the offered Preferred Shares, Treasury must sell all of the offered Preferred Shares if it chooses to sell any Preferred Shares. If bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may, but is not required to, sell at the minimum bid price in the auction (which will be deemed to be the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares at the clearing price plus accrued dividends thereon. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See “Auction Process” in this prospectus.

Allocation; Pro-Ration
If bids for 100% or more of the offered Preferred Shares are received and Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation. See “Auction Process” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds.”

Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.

Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

Auction Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P.

Network Brokers	See page 34 for a list of brokers participating as network brokers in the auction process.

Summary Consolidated Financial Data

The following summary financial information sets forth consolidated financial data for the periods and at the dates indicated. The summary financial data have been derived from our audited consolidated financial statements for each of the five years that ended December 31, 2011, 2010, 2009, 2008 and 2007 and from our unaudited consolidated financial statements for the three months ended March 31, 2012 and 2011. The operating data for the three months ended March 31, 2012 are not necessarily indicative of the results that might be expected for the full year. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC and is incorporated by reference in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2012 (unaudited)	2011 (unaudited)	2011	2010	2009	2008	2007
BALANCE SHEET DATA
Total assets	$770,006	760,139	$767,745	736,490	719,297	692,979	628,129
Investment securities	78,615	69,184	108,584	72,853	94,633	85,412	87,507
Loans, net (1)	598,729	571,166	589,709	564,006	566,510	559,602	503,098
Allowance for loan losses	9,196	8,388	8,925	8,386	7,760	7,005	5,751
Deposits	566,722	560,054	562,912	536,296	494,084	469,537	412,821
FHLB advances and related debt	122,700	122,700	122,700	122,700	142,700	149,675	150,500
Note payable	—	—	—	—	4,250	15,000	8,020
Junior subordinated debentures	13,403	13,403	13,403	13,403	13,403	13,403	13,403
Shareholders’ equity	63,006	59,796	62,539	59,216	59,841	39,786	38,278
SELECTED RESULTS OF OPERATIONS DATA
Interest income	8,557	8,605	35,142	35,529	36,177	40,213	39,520
Interest expense	2,428	3,204	11,854	15,317	16,895	21,853	22,781
Net interest income	6,129	5,401	23,288	20,212	19,282	18,360	16,739
Provision for loan losses	1,200	725	5,270	5,610	4,310	3,161	2,050
Net interest income after provision for loan losses	4,929	4,676	18,018	14,602	14,972	15,199	14,689
Noninterest income (loss)	837	595	2,770	3,045	2,185	(260)	1,234
Noninterest expenses	4,779	4,506	17,867	16,564	15,393	12,461	10,847
Income before income tax expense	987	765	2,921	1,083	1,764	2,478	5,076
Income tax expense	299	228	833	193	345	626	1,641
Net income	688	537	2,088	890	1,419	1,852	3,435
Preferred stock dividends	216	216	865	865	730	—	—
Discount accretion (4)	73	68	279	260	200	—	—
Net income (loss) available to common shareholders (4)	$399	253	944	(235)	489	1,852	3,435
PER COMMON SHARE DATA (2)(4)
Basic	$0.10	0.07	0.25	(0.06)	0.07	0.51	0.96
Diluted	0.10	0.06	0.24	(0.06)	0.07	0.48	.87
Book value	12.06	11.37	12.02	11.28	11.69	10.80	10.74
Weighted average number of common shares outstanding:
Basic	3,838	3,813	3,819	3,799	3,696	3,628	3,560
Diluted	3,879	3,901	3,897	3,799	3,728	3,832	3,913
SELECTED FINANCIAL RATIOS
Performance Ratios:
Return on average assets	0.36%	0.29%	0.28%	0.12%	0.20%	0.27%	0.60%
Return on average equity	4.34%	3.64%	3.40%	1.47%	2.51%	4.73%	9.40%
Return on average common equity (4)	3.40%	2.36%	2.10%	(0.53)%	1.20%	4.73%	9.40%
Net interest margin, tax equivalent	3.45%	3.18%	3.30%	2.91%	2.84%	2.82%	3.05%
Loan to deposit ratio (1)	107.27%	103.48%	106.35%	106.73%	116.23%	120.67%	123.26%
Efficiency ratio (3)	65.30%	66.73%	64.95%	70.46%	70.24%	61.61%	60.50%

	Three Months Ended March 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2012 (unaudited)	2011 (unaudited)	2011	2010	2009	2008	2007
Asset Quality Ratios:
Nonperforming assets to total loans (1)	2.27%	2.56%	2.33%	2.61%	2.69%	1.73%	0.92%
Nonperforming assets to total assets (1)	1.79%	1.95%	1.82%	2.03%	2.15%	1.42%	0.75%
Net charge-offs to average total loans (1)	0.62%	0.51%	0.81%	0.86%	0.63%	0.35%	0.27%
Allowance for loan losses to nonperforming loans	91.55%	76.56%	86.96%	89.92%	66.09%	91.00%	129.65%
Allowance for loan losses to total loans (1)	1.51%	1.45%	1.49%	1.47%	1.35%	1.24%	1.13%
Capital Ratios:
Average equity to average assets	8.30%	8.11%	8.12%	8.16%	7.85%	5.73%	6.35%
Common equity to assets (4)	6.02%	5.73%	5.98%	5.82%	6.09%	5.74%	6.09%
Bank Leverage ratio	9.62%	9.74%	9.50%	9.60%	9.60%	9.80%	9.50%
Bank Tier 1 risk-based capital ratio	11.90%	11.79%	11.90%	12.00%	11.60%	11.60%	11.30%
Bank Total risk-based capital ratio	13.15%	13.04%	13.10%	13.20%	12.80%	12.80%	12.40%

(1)	Includes nonperforming loans.
(2)	The December 31, 2011 and prior periods have been adjusted giving retroactive effect to a three-for-two common stock split in November 2003 and the subsequent 10% stock dividends in 2011 and 2012.
(3)	Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains, losses, or impairment, and real estate activity.
(4)	Amounts and ratios for 2009 and 2010 periods have been restated for a correction of an error. See Note 1 to the financial statements in the Form 10-K for the year ended December 31, 2011.

RISK FACTORS

An investment in our Preferred Shares is subject to risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and information included or incorporated by reference in this prospectus.  If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment. We refer to any effect contemplated in the preceding sentence, collectively, as a “material adverse effect on us” or comparable text.

Risk Factors Related to our Business

We have entered into a formal agreement under which our regulators will require us to take certain actions.

On June 8, 2010, our bank entered into a formal agreement with its primary regulator, the OCC. The formal agreement is based on the findings of the OCC during their on-site examination of the bank as of March 31, 2009.  The formal agreement seeks to enhance the bank's existing practices and procedures in the areas of credit risk management, credit underwriting, liquidity, and funds management. Specifically, under the terms of the formal agreement, the bank is required to (i) protect its interest in assets criticized by the OCC; (ii) develop, implement, and adhere to a written program to reduce the high level of credit risk; (iii) obtain credit information on all loans lacking such information and ensure proper collateral documentation is in place; (iv) engage the services of an independent appraiser to provide updated appraisals for certain loans where the most recent appraisal is more than 12 months old; (v) update and implement written policies/programs addressing loan policy, allowance for loan and lease losses, and other real estate owned; (vi) continue to improve its liquidity position and maintain adequate sources of funding; (vii) obtain prior written determination of no supervisory objection from the OCC before accepting, renewing, or rolling over brokered deposits in excess of 25% of total deposits; (viii) update and adhere to its profit plan designed to improve the condition of the bank; and (ix) submit periodic reports to the OCC regarding various aspects of the foregoing actions. The board of directors and management of the bank have aggressively worked to improve these practices and procedures and believe the bank is currently in compliance with substantially all of the requirements of the formal agreement.

We intend to take all actions necessary to enable the bank to continue compliance with the requirements of the formal agreement, and as the date hereof we have submitted all documentation required as of this date to the OCC. There can be no assurance that the bank will be able to continue to comply fully with the provisions of the formal agreement, and the determination of our compliance will be made by the supervisory authorities. Failure to meet the requirements of the formal agreement could result in additional regulatory requirements, which could ultimately lead to additional supervisory actions. In addition, the supervisory authorities may amend the formal agreement based on the results of their ongoing examinations.

Negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.

Negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets in general with the expectation of continued uncertainty throughout the remainder of 2012. As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances deteriorated at institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Global securities markets, and bank holding company stock prices in particular, have been negatively affected, as has in general the ability of banks and bank holding companies to raise capital or borrow in the debt markets. As a result, bank regulatory agencies have been active in responding to concerns and trends identified in examinations, including by issuing a historically high number of formal enforcement orders over the past three years. In addition, significant new federal laws and regulations relating to financial institutions have been adopted, including, without limitation, the Emergency Economic Stabilization Act of 2008 (the “EESA”), the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”), and the Dodd-Frank Act. Furthermore, the potential exists for additional federal or state laws and regulations, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations by issuing formal enforcement orders. Negative developments in the financial industry and the domestic and international credit markets, and the impact of new legislation, legislation and bank examination practices in response to those developments, may negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance. We can provide no assurance regarding the manner in which any new laws and regulations will affect us.

There can be no assurance that recently enacted legislation will help stabilize the U.S. financial system.

In response to the challenges facing the financial services sector, a number of regulatory and legislative actions have been enacted or announced. There can be no assurance that these government actions will achieve their purpose. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions, could materially and adversely affect our business, financial condition, results of operations, and the price of our common stock.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate.  As of March 31, 2012, approximately 80.4% of our loans had real estate as a primary or secondary component of collateral.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  A continued weakening of the real estate market in our primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality.  If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.  Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.  Our loan portfolio contains a number of real estate loans with relatively large balances.  The deterioration of one or a few of these loans could cause a significant increase in nonperforming loans, and an increase in overall nonperforming loans could result in a net loss of earnings, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

We have a concentration of credit exposure in commercial real estate and a downturn in commercial real estate could adversely affect our business, financial condition, and results of operations.

At March 31, 2012, 55.5% of our loan portfolio was secured by commercial real estate.  Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction.  Such loans are generally more risky than loans secured by residential real estate or consumer loans because those loans ware typically not secured by real estate collateral. An adverse development with respect to one lending relationship can expose us to a significantly greater risk of loss compared with a single-family residential mortgage loan because we typically have more than one loan with such borrowers.  Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans.  Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality.  Because of the general economic slowdown we are currently experiencing, these loans represent higher risk and could result in a sharp increase in loans charged-off and could require us to significantly increase our allowance for loan losses, which could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

We may have higher loan losses than we have allowed for in our allowance for loan losses.

Our actual loans losses could exceed our allowance for loan losses and therefore our historic allowance for loan losses may not be adequate.  As of March 31, 2012, approximately 55.5% of our loan portfolio, was secured by commercial real estate.  Repayment of such loans is generally considered more subject to market risk than residential mortgage loans.  Industry experience shows that a portion of loans will be come delinquent and a portion of loans will require partial or entire charge-off.  Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond our control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting borrower credit.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business.  Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid.  The risk of nonpayment is affected by a number of factors, including:

•

the duration of the credit;

•

credit risks of a particular customer;

•

changes in economic and industry conditions; and

•

in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We attempt to maintain an appropriate allowance for loan losses to provide for probable losses in our loan portfolio.  We periodically determine the amount of the allowance based on consideration of several factors, including:

•

an ongoing review of the quality, mix, and size of our overall loan portfolio;

•

our historical loan loss experience;

•

evaluation of economic conditions;

•

regular reviews of loan delinquencies and loan portfolio quality; and

•

the amount and quality of collateral, including guarantees, securing the loans.

There is no precise method of predicting credit losses; therefore, we face the risk that charge-offs in future periods may exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required.  Additions to the allowance for loan losses would result in a decrease of our net income, and possibly our capital.

Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future.

Due to the rapid growth of our bank over the past several years and our relatively short operating history, a large portion of the loans in our loan portfolio and of our lending relationships are of relatively recent origin.  In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.”  As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio.  Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.  If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

Continuation of the economic downturn could reduce our customer base, our level of deposits, and demand for financial products such as loans.

Our success significantly depends upon the growth in population, income levels, deposits, and housing starts in our markets.  The current economic downturn has negatively affected the markets in which we operate and, in turn, the quality of our loan portfolio.  If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally remain unfavorable, our business may not succeed.  A continuation of the economic downturn or prolonged recession would likely result in the continued deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business.  Interest received on loans represented approximately 93.6% of our interest income for the year ended December 31, 2011.  If the economic downturn continues or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled.  Moreover, in many cases the value of real estate or other collateral that secures our loans has been adversely affected by the economic conditions and could continue to be negatively affected.  Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies.  A continued economic downturn could therefore, result in losses that materially and adversely affect our business.

Higher FDIC deposit insurance premiums and assessments could adversely impact our financial condition.

Our deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance.  As an FDIC-insured institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC.  Although we cannot predict what the insurance assessment rates will be in the future, either a deterioration in our risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

Our small- to medium-sized business target markets may have fewer financial resources to weather a downturn in the economy.

We target the banking and financial services needs of small- and medium-sized businesses.  These businesses generally have fewer financial resources in terms of capital borrowing capacity than larger entities.  If general economic conditions continue to negatively impact these businesses in the markets in which we operate, our business, financial condition, and results of operation may be adversely affected.

We depend on the accuracy and completeness of information about clients and counterparties and our financial condition could be adversely affected if it relies on misleading information.

In deciding whether to extend credit or to enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information, which we do not independently verify.  We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors.  For example, in deciding whether to extend credit to clients, we may assume that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer.  Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Changes in prevailing interest rates may reduce our profitability.

Our results of operations depend in large part upon the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings.  Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability.  Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions.  While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer.

We are dependent on key individuals and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

R. Arthur Seaver, Jr., our chief executive officer, has extensive and long-standing ties within our primary market area and substantial experience with our operations, and he has contributed significantly to our growth.  If we lose the services of Mr. Seaver, he would be difficult to replace and our business and development could be materially and adversely affected.

Our success also depends, in part, on our continued ability to attract and retain experienced loan originators, as well as other management personnel, including Justin Strickland, Fred Gilmer, III, and Mike Strickland.  Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel.  Our failure to compete for these personnel, or the loss of the services of several of such key personnel, could adversely affect our growth strategy and seriously harm our business, results of operations, and financial condition.

We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from our bank.

We are subject to Federal Reserve regulation. Our bank is subject to extensive regulation, supervision, and examination by our primary federal regulators, the OCC, and the FDIC, the regulating authority that insures customer deposits. Also, as a member of the Federal Home Loan Bank (the “FHLB”), our bank must comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our shareholders. Our bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit, and other activities. A sufficient claim against our bank under these laws could have a material adverse effect on our results of operations.

We are exposed to further changes in the regulation of financial services companies.

Proposals for further regulation of the financial services industry are continually being introduced in the Congress of the United States of America and the General Assembly of the State of South Carolina. The agencies regulating the financial services industry also periodically adopt changes to their regulations. On September 7, 2008, the Treasury announced that Freddie Mac (along with Fannie Mae) had been placed into conservatorship under the control of the newly created Federal Housing Finance Agency. On October 3, 2008, EESA was signed into law, and on October 14, 2008 the Treasury announced the CPP under EESA. On

February 17, 2009, the Recovery Act was signed into law. In November 2009, the FDIC announced a final rule to require FDIC insured banks to prepay the fourth quarter assessment and the next three years assessment by December 31, 2009. On July 21, 2010, the Dodd-Frank Act was signed into law. Pursuant to authority granted under the Dodd-Frank Act, effective on October 1, 2011, the Federal Reserve established new rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion. While we are not subject to the interchange fee restrictions, the new restrictions could negatively impact bank card services income for smaller banks if the reductions that are required of larger banks cause industry-wide reduction of swipe fees. In December 2010, the Basel Committee revised final frameworks for the regulation of capital and liquidity of internationally active banking organizations. Although the U.S. banking agencies have not yet published final rules to implement Basel III in the United States, they are likely to do so (at least with respect to the Basel III capital framework) during 2012. In addition to Basel III, the Dodd-Frank Act requires or permits the federal banking agencies to adopt regulations affecting banking institutions' capital requirements in a number of respects, including potentially more stringent capital requirements for systemically important financial institutions. It is possible that additional legislative proposals may be adopted or regulatory changes may be made that would have an adverse effect on our business. We can provide no assurance regarding the manner in which any new laws and regulations will affect us. See “Risk Factors—We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from our bank” above.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships.  We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by the bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the bank. Any such losses could have a material adverse affect on our financial condition and results of operations.

We could experience a loss due to competition with other financial institutions.

The banking and financial services industry is very competitive.  Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with us.  The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks.  These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence.  Some competitors are able to offer more services, more favorable pricing or greater customer convenience than the company.  In addition, competition has increased from new banks and other financial services providers that target our existing or potential customers.  As consolidation continues among large banks, we expect other smaller institutions to try to compete in the markets we serve.

Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and have expanded the range of financial products, services and capital available to our target customers.  If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Liquidity needs could adversely affect our financial condition and results of operation.

Dividends from our bank provide one source of funds for our company.  The primary sources of funds of our bank are customer deposits and loan repayments.  While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans.  The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, which could be exacerbated by potential climate change, natural disasters and international instability.

Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions.  Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations.  Such sources include proceeds from Federal Home Loan Bank advances, sales of investment securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits.  While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if we continue to grow and experience increasing loan demand.  We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

We face strong competition for clients, which could prevent us from obtaining clients and may cause us to pay higher interest rates to attract clients.

The banking business is highly competitive, and we experience competition in our market from many other financial institutions.  We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in our primary market areas and elsewhere.  We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our client base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions.  These institutions offer some services, such as extensive and established branch networks, that we do not provide.  There is a risk that we will not be able to compete successfully with other financial institutions in our market, and that we may have to pay higher interest rates to attract deposits, resulting in reduced profitability.  In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

We may need to raise additional capital in the future to redeem the Series T Preferred Stock or to support further growth, but that capital may not be available when it is needed.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations.  To support our continued growth, we may need to raise additional capital.  In addition, we intend to redeem the Series T Preferred Stock that we issued to the Treasury under the CPP before the dividends on the Series T Preferred Stock increase from 5% per annum to 9% per annum in 2014, and we may need to raise additional capital to do so.  Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control.  Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us.  If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.  In addition, if we decide to raise additional equity capital, your interest could be diluted.

Because of our participation in the Treasury’s CPP, we are subject to several restrictions including restrictions on compensation paid to our executives.

Pursuant to the terms of the CPP Purchase Agreement between us and the Treasury, we adopted certain standards for executive compensation and corporate governance for the period during which the

Treasury holds the equity issued pursuant to the CPP Purchase Agreement, including the common stock which may be issued pursuant to the CPP Warrant.  These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods and may make it more difficult to attract suitable candidates to serve as executive officers.

Legislation or regulatory changes could cause us to seek to repurchase the preferred stock and warrants that we sold to the Treasury pursuant to the CPP.

Legislation that has been adopted after we closed on our sale of Series T Preferred Stock and warrants to the Treasury for $17.3 million pursuant to the CPP on February 27, 2009, or any legislation or regulations that may be implemented in the future, may have a material impact on the terms of our CPP transaction with the Treasury.   If we determine that any such legislation or any regulations, in whole or in part, alter the terms of our CPP transaction with the Treasury in ways that we believe are adverse to our ability to effectively manage our business, then it is possible that we may seek to unwind, in whole or in part, the CPP transaction by repurchasing some or all of the preferred stock and warrants that we sold to the Treasury pursuant to the CPP.  If we were to repurchase all or a portion of such preferred stock or warrants, then our capital levels could be materially reduced.

We will face risks with respect to future expansion and acquisitions or mergers.

We may seek to acquire other financial institutions or parts of those institutions.  We may also expand into new markets, as we did in Columbia, South Carolina in 2007.  We may also expand our lines of business or offer new products or services.  These activities would involve a number of risks, including:

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the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management, and market risks with respect to a target institution;

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the time and costs of evaluating new markets, hiring or retaining experienced local management, and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

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the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on our results of operations; and

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the risk of loss of key employees and customers.

The success of our growth strategy depends on our ability to identify and retain individuals with experience and relationships in the markets in which we intend to expand.

To expand our franchise successfully, we must identify and retain experienced key management members with local expertise and relationships in these markets.  We expect that competition for qualified management in the markets in which we may expand will be intense and that there will be a limited number of qualified persons with knowledge of and experience in the community banking industry in these markets.  Even if we identify individuals that we believe could assist us in establishing a presence in a new market, we may be unable to recruit these individuals away from more established financial institutions.  In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out our strategy requires both management and financial resources and is often lengthy.  Our inability to identify, recruit, and retain talented personnel to manage new offices effectively would limit our growth and could materially adversely affect our business, financial condition, and results of operations.

A percentage of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.

All of the loans that we make are subject to written loan policies adopted by our board of directors and to supervisory guidelines imposed by our regulators.  Our loan policies are designed to reduce the risks associated with the loans that we make by requiring our loan officers to take certain steps that vary depending on the type and amount of the loan, prior to closing a loan.  These steps include, among other things, making sure the proper liens are documented and perfected on property securing a loan, and requiring proof of adequate insurance coverage on property securing loans.  Loans that do not fully comply with our loan policies are known as “exceptions.”  We categorize exceptions as policy exceptions, financial statement exceptions and document exceptions.  As of March 31, 2012, approximately 8.0% of the loans in our portfolio included document exceptions to our loan policies, which is less than our internal limit.  As a result of these exceptions, such loans may have a higher risk of loan loss than the other loans in our portfolio that fully comply with our loan policies.  In addition, we may be subject to regulatory action by federal or state banking authorities if they believe the number of exceptions in our loan portfolio represents an unsafe banking practice.

We are exposed to the possibility of technology failure and a disruption in our operations may adversely affect our business.

We rely on our computer systems and the technology of outside service providers.  Our daily operations depend on the operational effectiveness of their technology.  We rely on our systems to accurately track and record our assets and liabilities.  If our computer systems or outside technology sources become unreliable, fail, or experience a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our business operations and financial condition.  In addition, a disruption in our operations resulting from failure of transportation and telecommunication systems, loss of power, interruption of other utilities, natural disaster, fire, global climate changes, computer hacking or viruses, failure of technology, terrorist activity or the domestic and foreign response to such activity or other events outside of our control could have an adverse impact on the financial services industry as a whole and/or on our business. Our business recovery plan may not be adequate and may not prevent significant interruptions of our operations or substantial losses.

Negative public opinion surrounding our company and the financial institutions industry generally could damage our reputation and adversely impact our earnings.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion surrounding our company and the financial institutions industry generally, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract clients and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our clients and communities, this risk will always be present given the nature of our business.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares.  These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009.  If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

If (i) there shall in the future occur and be continuing an event of default under the terms of the Company’s trust preferred securities or (ii) the Company shall in the future give notice of its election to defer payments of interest on the trust preferred securities or such a deferral shall occur and be continuing, then the Company may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (including the Preferred Shares).

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.  Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor.  Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiaries.  In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary.  Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Company’s depository institution subsidiaries to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates.  Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of such subsidiaries and other factors, and, may require regulatory approval in the future.  The Company’s depository institution subsidiary currently has the ability to pay dividends to the Company up to 100% of its net income in any calendar year without obtaining regulatory approval.  Dividend payments to the Company from its depository institution subsidiaries may also be prohibited if such payments would impair the capital of the applicable subsidiary and in certain other cases.  In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from their depository institution subsidiaries and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay accrued or future dividends on, or redeem, the Preferred Shares.  Under the Federal

Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares is subject to prior regulatory approval.  The Federal Reserve also may require the Company to consult with it prior to increasing dividends.  In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice.  The Federal Reserve also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends.   Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not plan to list, or make available for quotation, the Preferred Shares in the future. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares—Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares.   Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares.  A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval.  If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed.  If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital.  If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to May 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time.  If we do not redeem the Preferred Shares prior to May 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “Description of Preferred Shares—Redemption and Repurchases” in this prospectus.   Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve.  We intend to submit one or more bids for a portion of the Preferred Shares in the auction, provided that our aggregate purchase price would not exceed $1,000,000.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress.  The FTCA bars claims for fraud or misrepresentation.  At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws.  In addition,

Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof.  The underwriters are not claiming to be agents of Treasury in this offering.  Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, the registration statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risk Factors Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

The public offering price of the Preferred Shares, which will be the clearing price plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agents.  Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins.  We have been informed by both Treasury and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as the auction agents, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process, which will either be the highest price at which all of the Preferred Shares offered may be sold to bidders, if bids are received for 100% or more of the offered Preferred Shares, or the minimum bid price of $751.75 , if bids are received for at least half, but less than all, of the offered Preferred Shares.  If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering.  Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline.  In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering.  If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.”  At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price.  As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed.  In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the trading price of the Preferred Shares.  Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of Preferred Shares begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings.  These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings.  Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction.  Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings.  This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares.  As a result, the trading price of the Preferred Shares may decrease once trading of the Preferred Shares begins.  Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the trading price of the Preferred Shares may decline and not recover after this offering.  Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

If we elect to participate in the auction process, that could have the effect of raising the clearing price and decreasing liquidity in the market for the Preferred Shares.

We intend to submit one or more bids for a portion of the Preferred Shares in the auction, provided that our aggregate purchase price would not exceed $1,000,000.  You will not be notified by either the auction agents, the network brokers or the selling shareholder whether we have bid in the auction process or, should we receive regulatory approval and elect to participate in the auction process, the terms of any bid or bids we may place. Although we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, in some cases the submission of bids by us could cause the clearing price in the auction process to be higher than it would otherwise have been (although in such a case we would still be required to purchase any Preferred Shares for which we had submitted bids at the clearing price). Should we receive regulatory approval and elect to participate in the auction process, we may bid at a price or prices per share that is less than the liquidation preference per Preferred Share.  In addition, to the extent we participate in the auction process and purchase any Preferred Shares, the liquidity of any market for the Preferred Shares may decrease, particularly if any such purchases represent a significant percentage of the outstanding Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

The public offering price of the Preferred Shares will be equal to the clearing price plus accrued dividends thereon.  The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts.  The trading price of the Preferred Shares may vary significantly from the public offering price.  Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

Each bidder may submit multiple bids.  However, as bids are independent, each bid may result in an allocation of Preferred Shares.  Allocation of the Preferred Shares will be determined by, first, allocating

Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis, if appropriate) among bids made at the clearing price.  If Treasury elects to sell any Preferred Shares in this offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price, in certain cases, will experience pro-rata allocation, if any.  Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them.  Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

The auction agents, in their sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws).  If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price.  The auction agents may, however, choose to accept any such bid even if it has not been reconfirmed.  In addition, the auction agents may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.  Furthermore, if bids for 100% or more of the offered Preferred Shares are received, and Treasury elects to sell any Preferred Shares in the auction, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received.  If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received (but not less than half), then all bids will experience equal pro-rata allocation.  Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined.  As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

If sufficient bids are received and accepted by the auction agents to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined.  The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price of the offered Preferred Shares that can be sold in the auction.  If, however, bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold.  If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering.  The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury.  Possible future sales of Treasury’s remaining Preferred Shares, if any, that are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker.  Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker.  Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account.  Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agents) before the auction closes.  As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus are being sold for the account of Treasury.  Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(unaudited)	(unaudited)
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.26	1.16	1.16	1.05	1.08	1.08	1.15

_______________________

(1)

Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations.  Combined fixed charges consist of interest expense, amortization of deferred financing costs and preferred stock dividends.  For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges.  If we do not redeem the Preferred Shares prior to May 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to combined fixed charges and preferred stock dividends.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Certificate of Designations of the Series T Preferred Stock to the Company’s Articles of Incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on March 3, 2009 and incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 17,299 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on February 27, 2009 in connection with the CPP for an aggregate purchase price of $17.3 million in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from February 27, 2009 to but excluding May 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after May 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends. So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state:

(i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by South Carolina law.

If we do not pay dividends on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full, at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the Preferred Directors. No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares.  A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by South Carolina law or by our Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•

amend or alter our Articles of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of our Articles of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

•

consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to February 27, 2009,  and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

The Depository Trust Company (the “DTC”) will act as securities depositary for the Preferred Shares.  We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co.  These certificates will represent the total aggregate number of Preferred Shares sold in the auction.  We will deposit these certificates with DTC or a custodian appointed by DTC.  We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.  Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC.  Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.  DTC holds securities that its participants (“Direct Participants”) deposit with DTC.  DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).  The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant.  The Direct Participant will receive a credit for the Preferred Shares on DTC’s records.  You, as the actual owner of the Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership.  DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase.  The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings.  The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Articles of Incorporation, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co.  If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares.  Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable).  DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us.  Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares.  In that event, we will print and deliver certificates in fully registered form for Preferred Shares.  If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Shares will be made in immediately available funds.  Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the Preferred Shares.  That process differs from methods traditionally used in other underwritten public offerings.  Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., in their capacity as the “auction agents.”  This auction process will involve a modified “Dutch auction” mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. We intend to submit one or more bids for a portion of the Preferred Shares in the auction, provided that our aggregate purchase price would not exceed $1,000,000. After the auction closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders.  The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods.  You should carefully consider the risks described under “Risk Factors — Risk Factors Related to the Auction Process” beginning on page 21 of this prospectus.

Eligibility and Account Status

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers.  Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agents or a network broker.  If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker.  Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agents, as described below under “— The Auction Process — The Bidding Process.”

Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agents, each network broker and any other broker that submits bids through the auction agents or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor.  Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”).  If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction.  Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions.  You should contact your brokerage firm to better understand how you may submit bids in the auction process.

An auction agent or network broker may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus and forms used by such brokers, if any, to submit bids.  Additionally, you should understand that:

•

before submitting a bid in the auction, you should read this prospectus and the documents incorporated by reference, including all the risk factors;

•

the minimum bid price was agreed by the auction agents and Treasury, and we did not participate in that determination and therefore cannot provide any information regarding the factors that Treasury and the auction agents considered in determining the minimum bid price;

•

if valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction.  In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid);

•

if valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price per share in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold;

•

if bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering;

•

if there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the trading price of the Preferred Shares will decline;

•

the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;

•

the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws).  If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in their discretion choose to accept any such bid even if it has not been reconfirmed;

•

the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

•

the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

None of the underwriters, Treasury or us have undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States.  Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below.  You should consider all the information in this prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Blaylock Robert Van, LLC, Boenning & Scattergood, Inc., Cabrera Capital Markets, LLC, Cantor Fitzgerald & Co., CastleOak Securities, L.P., Compass Point Research & Trading, LLC, D.A. Davidson & Co., Davenport & Co., FBR Capital Markets & Co., Guggenheim Securities, Janney Montgomery Scott LLC, Jefferies & Company, Inc., Joseph Gunnar & Co., LLC, Keefe, Bruyette & Woods, Inc., Lebenthal & Co., LLC, M.R. Beal & Company, Raymond James & Associates, Inc., Smith, Moore & Co., Sterne, Agee & Leach, Inc., Stifel, Nicolaus & Company, Incorporated, TD Ameritrade, Inc., The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, and Wedbush Morgan Securities Inc. The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

The following describes how the auction agents will conduct the auction process:

General

•

The auction will commence at 10:00 a.m., New York City time, on the date specified by the auction agents in a press release issued on such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the “submission deadline”).  Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids.  If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agents believe may interfere with the auction process, the auction agents may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction.  The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close.  If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.

•

The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile.  The minimum bid price is $751.75 per Preferred Share with a minimum size for any bid of one Preferred Share.

The Bidding Process

•

The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.

•

No maximum price or auction price range has been established in connection with the auction process, which means that there is no ceiling on the price per share that you or any other bidder can bid in the auction.  Each bid must specify a price at or above the minimum bid price of $751.75 (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share or such bid will be rejected.

•

Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker.  Bids through the network brokers will be aggregated and submitted to the auction agents as single bids at each price increment by those brokers.  Bids will only be accepted if they are made on an unconditional basis (i.e., no “all-or-none” bids will be accepted).

•

In connection with submitting a bid, you will be required to provide the following information:

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the number of Preferred Shares that you are interested in purchasing (only in whole shares—no fractional interests);

•

the price per share you are willing to pay (such bid price to be in increments of $0.01 at or above the minimum bid price of $751.75 per Preferred Share with a minimum size for any bid of one Preferred Share); and

•

any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

•

You may submit multiple bids.  Canceling one bid does not cancel any other bid.  However, as bids are independent, each bid may result in an allocation of Preferred Shares.  Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase.  In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.

•

At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction.  Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agents before the auction closes.  If you are bidding through a network broker, or another broker that is submitting bids through an auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

•

Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker.  Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid.  No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.

•

A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline.  Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker).  Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted.  The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

•

If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn.  The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

•

The auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

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The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

•

No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares.  However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids.  Bids may be rejected if you do not provide the required funds or securities within the required time.  The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts.  In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

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The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker).  The master order book will not be available for viewing by bidders.  Bidders whose bids are accepted will be informed about the result of their bids.

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If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction.  In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid).  If valid, irrevocable bids for 100% or more of the offered Preferred Shares are received, any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received.

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If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold, and in such a case if Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation.

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If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering.

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Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends thereon.

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Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury.  Treasury may decide not to sell any Preferred Shares after the clearing price is determined or, in the case where bids are reserved for at least half, but less than all, of the offered Preferred Shares, may decide to sell only a portion (but not less than half) of the offered Preferred Shares.  Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents will confirm allocations of Preferred Shares to its clients and the network brokers.  The underwriters will sell all Preferred Shares at the same price per share plus accrued dividends.

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If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis if appropriate) among bids made at the clearing price.  Any pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of Preferred Shares represented by bids at that bidding increment.  Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares.  In no case, however, will any rounded amount exceed the original bid size.

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After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus).  They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale.  In the event your bids are not accepted, you may be notified that your bids have not been accepted.  As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

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The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction.  The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus for the offering.

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Sales to investors will be settled through your account with the broker through which your bid was submitted.

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If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent.  Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid.  The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.  As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

•

Potential Request for Reconfirmation.  The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than an auction agent), although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws.  If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn.  The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

•

Notice of Acceptance.  Notification as to whether any of your bids are successful and have been accepted by Treasury.  This notification will include the final clearing price.  If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering to which this prospectus relates, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred.  See “Risk Factors – Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of June 2 5 , 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering, assuming all the Preferred Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 17,299 Preferred Shares issued and outstanding as of June 2 5 , 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	17,299 shares of Series T Preferred Stock	100%	17,299	0	0%

_______________________

(1)

In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the exercise of the warrant.

(2)

Treasury also owns a warrant to purchase 399,970.34 of the shares of our common stock at an exercise price of $6.487 per share, adjusted for the 10% stock dividends issued in 2012 and 2011.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

Distributions on the Preferred Shares.  In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemptions of the Preferred Shares.”

Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual shareholders with respect to Preferred Shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act  of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder  that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends.  We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Preferred Shares.  On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

•

the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

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your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

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the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under “U.S. Holders - Distributions on the Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding.  Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Preferred Shares.  Distributions treated as dividends as described above under “U.S. Holders – Distributions on the Preferred Shares” paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Preferred Shares.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor.  To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.  Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise.  Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders – Sale or Redemption of the Preferred Shares,” in which event such payment would be subject to tax as discussed above under “–Distributions on the Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

Information Reporting and Backup Withholding.  Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other  requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated                           , 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus.

Underwriter	Number of Series T Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O’Neill & Partners, L.P.
Great Pacific Fixed Income Securities, Inc.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See “Auction Process — The Auction Process — Pricing and Allocation.”

The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under “Auction Process.” Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price in increments of $0.01. The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. As described under “Auction Process,” Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.  The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

Preferred Share	Per Share	Total
Price to public(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)
Proceeds to Treasury(1)

__________________

(1)

Plus accrued dividends from and including May 15, 2012.

(2)  Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes.  We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $130,000 and are payable by us.

Restriction on Sales of Securities

We and Treasury have agreed, for the period beginning on and including the date of this prospectus through and including the date that is 30 days after the date of this prospectus, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable, for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us.  The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions.

Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Selling Restrictions

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the ‘‘FSMA’’)) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as ‘‘relevant persons’’). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus or its contents.

European Economic Area

In relation to each Member State of the European Economic Area (the ‘‘EEA’’) that has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than ‘‘qualified investors,’’ as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public of any Preferred Shares’’ in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression ‘‘2010 PD Amending Directive’’ means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Preferred Shares offered by this prospectus and certain other legal matters will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.  The underwriters are represented by Sidley Austin LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 have been incorporated by reference in this prospectus in reliance upon the report of Elliott Davis, LLC, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

17,299 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T

PROSPECTUS

Joint Book-Running Managers

BofA Merrill Lynch

Sandler O’Neill + Partners, L.P.

Co-Managers

Great Pacific Securities

Loop Capital Markets

Ramirez & Co., Inc.

                          , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering.  All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$1,983
FINRA Filing Fee	2,230
Legal Fees and Expenses	85,000
Accounting Fees and Expenses	25,000
Printing Expenses and Miscellaneous	15,000
TOTAL	$129,213

Item 14.  Indemnification of Directors and Officers.

Our articles of incorporation contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to us or our shareholders for monetary damages for any breach of duty as a director or officer.

Under our bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding.  This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law.  Under our bylaws, to the extent authorized by our board of directors, we may also grant rights of indemnification to any of our officers to the fullest extent permitted under our bylaws with respect to the indemnification of directors.

Pursuant to the South Carolina Business Corporation Act of 1988 (the "Business Corporation Act"), a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act.  Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding.  Our articles of incorporation do not contain any such limitations.  The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits and Financial Statement Schedules

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).
3.2
Articles of Amendment to the Articles of Incorporation establishing the terms of the Series T Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 3, 2009).

3.3	Amended and Restated Bylaws dated March 18, 2008 (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K filed March 24, 2008).
4.1	See Exhibits 3.1, 3.2 and 3.3 for provisions in Southern First Bancshares’s Articles of Incorporation and Bylaws defining the rights of holders of the common stock and the Series T Preferred Stock.
4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).
4.3	Form of Series T Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed March 3, 2009).
5.1	Legal Opinion of Nelson Mullins Riley & Scarborough, LLP.†
10.1
Lease Agreement between Greenville First Bank and Halton Properties, LLC, Formerly Cothran Properties, LLC (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-KSB filed on March 28, 2000).

10.2
Data Processing Services Agreement dated June 28, 1999 between Greenville First Bancshares and the Intercept Group (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).

10.3	Form of Stock Warrant Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).*
10.4	2000 Greenville First Bancshares, Inc. Stock Incentive Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-QSB for the period ended March 31, 2000).*
10.5
Sublease Agreement between Greenville First Bank, N.A. and Augusta Road Holdings, LLC dated February 26, 2004 (incorporated by reference to Exhibit 10.6 of the Company’s Form 10-QSB for the period ended June 30, 2004).

10.6
Bonaventure I Office Lease Agreement with Greenville First Bank, N.A., dated September 20, 2005 (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended September 30, 2005).

10.7
First Amendment to Office Lease Agreement with Greenville First Bank, N.A., dated September 20, 2005 (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q for the period ended September 30, 2005).

10.8
Employment Agreement by and between Southern First Bancshares, Inc. with R. Arthur Seaver, Jr. dated December 17, 2008 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed December 23, 2008).*

10.9
Employment Agreement by and between Southern First Bancshares, Inc. with F. Justin Strickland dated December 17, 2008 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed December 23, 2008).*

10.10
Employment Agreement by and between Southern First Bancshares, Inc. with Frederick Gilmer, III dated December 17, 2008 (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed December 23, 2008).*

10.11	Form of Split Dollar Agreement between certain executives and Southern First Bancshares, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed February 18, 2009).*
10.12
First Amendment to the Southern First Bancshares 2000 Stock Incentive Plan, adopted October 21, 2008 (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q filed for the period ended September 30, 2008).*

10.13	Form of Southern First Bank, N.A. Salary Continuation Agreement dated December 17, 2008 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed December 23, 2008).*
10.14
Form of First Amendment to Southern First Bank, N.A. Salary Continuation Agreement dated December 17, 2008 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed December 23, 2008).*

10.15	Warrant with The United States Department of Treasury to Purchase up to 330,554 shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed March 3, 2009).
10.16
Letter Agreement, dated February 27, 2009, including Securities Purchase Agreement — Standard Terms incorporated by reference therein, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed March 3, 2009).

10.17
ARRA Side Letter Agreement, dated February 27, 2009, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed March 3, 2009).

10.18
Form of Waiver, executed by each of Messrs. Fred Gilmer, III, R. Arthur Seaver, Jr., and F. Justin Strickland (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed March 3, 2009).*

10.19
Form of Letter Amendment, executed by each of Messrs. Fred Gilmer, III, R. Arthur Seaver, Jr., and F. Justin Strickland with the Company (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed March 3, 2009).*

23.1	Consent of Elliott Davis, LLC, independent public accountants.
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (contained herein as part of Exhibit 5.1).
24	Power of Attorney (contained herein as part of the signature pages).†

*

Management contract or compensatory plan or arrangement.

†

Previously filed.

Item 17.  Undertakings.

The registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration   statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 25th day of June, 2012.

SOUTHERN FIRST BANCSHARES, INC.

Date:  June 25 , 2012

By:

/s/ R. Arthur Seaver, Jr.

R. Arthur Seaver, Jr.

President and Chief Executive Officer

In accordance with the Exchange Act, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Michael D. Dowling	Chief Financial Officer (Principal Financial and Accounting Officer)	June 25 , 2012

* Andrew B. Cajka, Jr.	Director	June 25 , 2012

* Mark A. Cothran	Director	June 25 , 2012

* Leighton M. Cubbage	Director	June 25 , 2012

* David G. Ellison	Director	June 25 , 2012

* Anne S. Ellefson	Director	June 25 , 2012

* Fred Gilmer, Jr.	Director	June 25 , 2012

* Tecumseh Hooper, Jr.	Director	June 25 , 2012

* Rudolph G. Johnstone, III, M.D.	Director	June 25 , 2012

* James B. Orders, III	Director, Chairman	June 25 , 2012

William B. Sturgis	Director	June 25 , 2012

/s/R. Arthur Seaver, Jr. R. Arthur Seaver, Jr.	Director, Chief Executive Officer (Principal Executive Officer)	June 25 , 2012

*By: /s/R. Arthur Seaver, Jr. R. Arthur Seaver, Jr. Attorney-in-Fact		June 25 , 2012